Exhibit 99.1

CONTACT:
John C. Wobensmith
President
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER FINANCIAL RESULTS

New York, New York, March 1, 2017 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”) today reported its financial results for the three and twelve months ended December 31, 2016.

The following financial review discusses the results for the three and twelve months ended December 31, 2016 and December 31, 2015.

Fourth Quarter 2016 and Year-to-Date Highlights

•	Recorded a net loss attributable to Genco Shipping & Trading Limited of $24.5 million for the fourth quarter of 2016
o	Basic and diluted loss per share of $3.35
•	Closed our $400 million credit facility on November 15, 2016
o	Refinances all of our existing credit facilities with the exception of the $98 Million Credit Facility and the 2014 Term Loan Facilities
o	No significant fixed amortization payments until 2019
o	Elimination of collateral maintenance covenants through the first half of 2018
•
Completed the sale of an aggregate of $125 million of Series A Preferred Stock at a price of $4.85 per share on November 15, 2016 and the conversion of the Preferred Stock to common stock on January 4, 2017

•	Delivered four vessels to buyers during the fourth quarter of 2016
o	Sold the Genco Sugar, the Genco Pioneer, the Genco Leader and the Genco Acheron, achieving net proceeds of $11.5 million
•	In 2017 to date we have delivered three additional vessels to buyers
o	Sold the Genco Wisdom, the Genco Carrier and the Genco Reliance for total net proceeds of $10.0 million, which will be recorded as cash on the balance sheet
•	Entered into agreements to sell the last two of the ten vessels identified for sale, the Genco Prosperity and the Genco Success, for total net proceeds of $5.7 million

o	Vessels to be delivered to their buyers by June 30, 2017, and net proceeds to be recorded as cash on the balance sheet

Financial Review: 2016 Fourth Quarter

The Company recorded a net loss attributable to Genco Shipping & Trading Limited for the fourth quarter of 2016 of $24.5 million, or $3.35 basic and diluted net loss per share. Comparatively, for the three months ended December 31, 2015, the Company recorded a net loss attributable to Genco Shipping & Trading Limited of $49.5 million, or $6.86 basic and diluted net loss per share. Basic and diluted net loss per share for both periods has been adjusted for the one-for-ten reverse stock split of Genco’s common stock effected on July 7, 2016.

John C. Wobensmith, President, commented, “During the fourth quarter and full-year 2016, Genco took important steps to further strengthen its leading drybulk platform and reposition the Company to capitalize on a market recovery. We completed a $125 million capital raise and closed on a $400 million credit facility, which transformed our balance sheet and capital structure. We also continued to optimize the deployment, strategic positioning and profile of our diversified fleet, strengthening our ability to take advantage of improving drybulk fundamentals. Finally, our focus on maintaining cost effective operations enabled the Company to further reduce direct vessel operating expenses and continue the significant progress we have made since 2014. We enter 2017 in a strong position to utilize our modern fleet to serve leading charterers, while drawing upon our significant financial flexibility to take advantage of compelling growth opportunities.”

The Company’s revenues increased to $43.9 million for the three months ended December 31, 2016, compared to $35.0 million for the three months ended December 31, 2015. The increase was primarily due to higher spot market rates achieved by the majority of the vessels in our fleet during the fourth quarter of 2016 versus the same period last year.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $6,659 per day for the three months ended December 31, 2016 as compared to $4,711 for the three months ended December 31, 2015. The increase in TCE was primarily due to higher spot rates achieved by the majority of the vessels in our fleet during the fourth quarter of 2016 versus the fourth quarter of 2015. During the fourth quarter of 2016, the Baltic Dry Index (“BDI”) continued to increase from all-time lows registered earlier in the year. Freight rates during the quarter were primarily supported by heightened demand for iron ore cargoes due to augmented Chinese steel production and increased coal shipments to China. With regard to supply, net fleet growth in the fourth quarter remained relatively low in a historical context. During the first two months of 2017, the drybulk market experienced seasonal pressure primarily due to increased newbuilding vessel deliveries, weather related disruptions and the Chinese New Year holiday. More recently, the BDI has rebounded to 871 points as of March 1, 2017, with Capesize freight rates, as quoted by the Baltic Exchange, trading significantly higher than the same point of last year.

Total operating expenses were $61.9 million for the three months ended December 31, 2016 compared to $72.6 million for the three months ended December 31, 2015. Vessel operating expenses declined to $27.5 million for the three months ended December 31, 2016 compared to $31.9 million for the three months ended December 31, 2015. This was primarily due to lower expenses related to maintenance as well as the timing of purchases of stores and spares. Additionally, this variance was due to the operation of fewer vessels during the fourth quarter of 2016 as compared to the same period of the prior year. General and administrative expenses were $8.3 million for the fourth quarter of 2016 compared to $2.4 million for the fourth quarter of 2015, primarily due to an increase in costs related to financing or refinancing activities. Depreciation and amortization expenses decreased to $18.2 million for the three months ended December 31, 2016 from $20.6 million for the three months ended December 31, 2015, primarily due to the revaluation of ten of our vessels to their estimated net realizable value during the first half of 2016.

Daily vessel operating expenses, or DVOE, decreased to $4,486 per vessel per day for the fourth quarter of 2016 compared to $4,954 per vessel per day for the same quarter of 2015 predominantly due to lower expenses related to maintenance as well as the timing of purchases of stores and spares. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. For the year ended 2016 our DVOE decreased to $4,514 from $4,870 for 2015. Furthermore, based on estimates provided by our technical managers and management’s views, our DVOE budget for 2017 is $4,440 per vessel per day on a weighted average basis for the entire year for the core fleet of 60 vessels.

Apostolos Zafolias, Chief Financial Officer, commented, “We are pleased to have completed our capital raise and closed on our new credit facility in the fourth quarter. This success has significantly increased our liquidity position and strengthened Genco’s balance sheet, providing Genco with a strong financial foundation for the future. In addition, the favorable terms of our new credit facility, combined with our cost saving initiatives, have allowed us to significantly reduce Genco’s cash break-even levels.”

Financial Review: Twelve Months 2016

The Company recorded a net loss attributable to Genco Shipping & Trading Limited of $217.2 million or $29.95 basic and diluted net loss per share for the twelve months ended December 31, 2016. This compares to a net loss attributable to Genco Shipping & Trading Limited of $194.9 million or $29.61 basic and diluted net loss per share for the twelve months ended December 31, 2015. Basic and diluted net loss per share for both periods has been adjusted for the one-for-ten reverse stock split of Genco’s common stock effected on July 7, 2016. Net income for the twelve months ended December 31, 2016 and 2015, includes non-cash vessel impairment charges of $69.3 million and $39.9 million, respectively. Revenues decreased to $135.6 million for the twelve months ended December 31, 2016 compared to $154.0 million for the twelve months ended December 31, 2015 due to lower spot market rates achieved by the majority of our vessels. TCE rates obtained by the Company decreased to $4,907 per day for the twelve months ended December 31, 2016 from $5,445 per day for the twelve months ended December 31, 2015, due to lower rates achieved by the majority of the vessels in our fleet. Total operating expenses for the twelve months ended December 31, 2016 and 2015 were $321.5 million and $346.8 million, respectively. Excluding non-cash vessel impairment charges totaling $69.3 million relating to the revaluation of ten vessels to their estimated net realizable value, our adjusted total operating expenses were $252.2 million for the twelve months ended December 31, 2016. This compares to adjusted total operating expenses, which excludes a non-cash vessel impairment charge of $35.4 million relating to the sale of the Baltic Tiger and the Baltic Lion in April 2015 as well as a $4.5 million non-cash impairment charge to adjust the value of the Genco Marine to its fair value as of December 31, 2015, of $306.9 million for the twelve months ended December 31, 2015. We believe the presentation of the adjusted amounts above is useful to investors in understanding our current performance and financial condition, as it excludes items that may not be indicative of our core operating results. General and administrative expenses for 2016 decreased to $23.9 million as compared to $32.8 million for 2015. Daily vessel operating expenses per vessel were $4,514 versus $4,870 in the comparative periods due to lower expenses related to maintenance as well as crewing and insurance.

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities for the year ended December 31, 2016 and 2015 was $50.0 million and $56.1 million, respectively. Included in the net loss attributable to Genco during the years ended December 31, 2016 and 2015 are $72.0 million and $77.8 million of non-cash impairment charges, respectively. Also included in the net loss during the years ended December 31, 2016 and 2015 was $20.7 million and $42.1 million, respectively, of non-cash amortization of non-vested stock compensation due to the vesting of restricted shares and warrants primarily issued under the MIP. There was also a change in the (gain) loss on sale of vessels in the amount of $4.5 million due to the sale of additional vessels during 2016 as compared to 2015. Additionally, the fluctuation in accounts payable and accrued expenses decreased by $7.8 million due to the timing of payments and the fluctuation in due from charterers decreased by $3.9 million due to the timing of payments received from charterers. The above changes in operating activities were partially offset by a $4.3 million increase in the fluctuation in prepaid expenses and other current assets. Additionally, there was a $10.7 million decrease in deferred drydocking costs incurred because there were fewer vessels that completed drydocking during the year ended December 31, 2016 as compared to the same period during 2015.

Net cash provided by investing activities was $6.9 million during the year ended December 31, 2016 as compared to net cash used in investing activities of $56.8 million during the year ended December 31, 2015. The fluctuation is primarily due to a $66.1 million decrease in the purchase of vessels, including deposits. The decrease is primarily due to the completion of the purchase of the three Ultramax newbuilding vessels during 2015. There was also $13.0 million in proceeds from the sale or scrapping of five vessels during the year ended December 31, 2016. Additionally, there was an increase of $9.8 million of proceeds from the sale of available-for-sale (“AFS”) securities. These fluctuations were partially offset by an $25.7 million increase in deposits of restricted cash, which represents additional restricted cash required by the $400 Million Credit Facility which was entered into on November 10, 2016 and the Amended and Restated $98 Million Credit Facility that the Company entered into on November 15, 2016 partially offset by the $19.6 million of restricted cash that was held in an escrow account as of

December 31, 2014 for the purchase of the Baltic Wasp, which was released to the shipyard upon the vessel delivery on January 2, 2015.

Net cash provided by financing activities was $55.4 million and $150.5 million during the years ended December 31, 2016 and 2015, respectively. Net cash provided by financing activities for the year ended December 31, 2016 consisted primarily of the $400.0 million drawdown on the $400 Million Credit Facility and net proceeds from the issuance of Series A Preferred Stock in the amount of $121.9 million partially offset by the following: $145.3 million repayment of debt under the $253 Million Term Loan Facility, $140.4 million repayment of debt under the $148 Million Credit Facility, $60.1 million repayment of debt under the $100 Million Term Loan Facility, $56.2 million repayment of debt under the 2015 Revolving Credit Facility, $38.5 million repayment of debt under $44 Million Term Loan Facility, $18.6 million repayment of debt under the $22 Million Term Loan Facility, $3.0 million repayment of debt under the $98 Million Credit Facility, $2.8 million repayment of debt under the 2014 Term Loan Facilities and $1.5 million payment of deferred financing costs. On November 15, 2016, the $400 Million Credit Facility refinanced the following six credit facilities; the $253 Million Term Loan Facility, the $148 Million Credit Facility, the $100 Million Term Loan Facility, the 2015 Revolving Credit Facility, the $44 Million Term Loan Facility and the $22 Million Term Loan Facility. Net cash provided by financing activities for the year ended December 31, 2015 for the Successor Company consisted primarily of the following: $148.0 million of proceeds from the $148 Million Credit Facility, $98.3 million of proceeds from the $98 Million Credit Facility and $56.2 million of proceeds from the 2015 Revolving Credit Facility. These proceeds from our credit facilities were partially offset by the following: $102.3 million repayment of debt under the 2010 Credit Facility, $20.3 million repayment of debt under the $253 Million Term Loan Facility, $7.7 million repayment of debt under the $100 Million Term Loan Facility, $7.6 million repayment of debt under the $148 Million Credit Facility, $2.8 million repayment of debt under the $44 Million Term Loan Facility, $2.1 million repayment of debt under the 2014 Term Loan Facilities, $1.5 million repayment of debt under the $22 Million Term Loan Facility, $7.0 million payment of deferred financing costs and $0.8 million cash settlement paid to non-accredited 2010 Note holders.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of March 1, 2017, our fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, three Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,782,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. Three of our vessels spent time in drydock during the fourth quarter of 2016. We currently expect 14 of our vessels to be drydocked during 2017 of which eight are expected to be drydocked during the first quarter of 2017.

We estimate our capital expenditures related to drydocking for our fleet through 2017 to be:

	Q1 2017	Q2-Q4 2017
Estimated Costs (1)	$6.8 million	$4.9 million
Estimated Offhire Days (2)	160	120

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations. These costs do not include drydock expense items that are reflected in vessel operating expenses or potential costs associated with the installation of ballast water treatment systems.

(2) Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Two vessels began drydocking during September and completed drydocking during the fourth quarter. One other vessel began drydocking during the fourth quarter and has since completed drydocking during Q1 2017. The planned offhire days recorded for these vessels during the fourth quarter of 2016 amounted to 6.7 days and approximately 14 days for the vessel that completed drydocking during Q1 2017. Capitalized costs associated with drydocking incurred during the fourth quarter of 2016 were approximately $0.1 million.

Closing of $400 Million Credit Facility and $125 Million Sale of Series A Preferred Stock

On November 15, 2016, Genco closed on a previously announced $400 million credit facility and certain amendments to the Company’s existing $98 Million Credit Facility and its 2014 Term Loan Facilities with ABN AMRO. Genco also completed the sale of an aggregate of $125 million of Series A Preferred Stock of the Company on November 15, 2016.

The new $400 million facility has improved the terms and covenants across all of the Company’s refinanced facilities and simplified its capital structure. The Company further improved its liquidity and balance sheet with the completion of the $125 million capital raise.

The terms of the $400 million credit facility include the following:

•	An improved repayment structure with no significant fixed amortization payments until 2019
•	The elimination of collateral maintenance covenants through the first half of 2018
•	The elimination of the maximum leverage covenant
•	The reduction of the minimum liquidity requirement

Financial Statement Presentation

As previously announced, we completed our merger with Baltic Trading on July 17, 2015. Prior to the completion of the Genco and Baltic Trading merger, Genco consolidated Baltic Trading and the Baltic Trading common shares that Genco acquired in the merger were recognized as a noncontrolling interest in the consolidated financial statements of Genco. Under U.S. GAAP, changes in a parent's ownership interest in a subsidiary that do not result in the parent losing control of the subsidiary are considered equity transactions (i.e. transactions with owners in their capacity as owners) with any difference between the amount by which the noncontrolling interest is adjusted and the fair value of the consideration paid attributed to the equity of the parent. Accordingly, upon completion of the merger, any difference between the fair value of the Genco common shares issued in exchange for Baltic Trading common shares was reflected as an adjustment to the equity in Genco. No gain or loss was reorganized in Genco’s consolidated statement of comprehensive income upon completion of the transaction.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015

	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$43,785	$34,236	$133,246	$150,784
Service revenues	100	718	2,340	3,175
Total revenues	43,885	34,954	135,586	153,959

Operating expenses:
Voyage expenses	3,995	5,481	13,227	20,257
Vessel operating expenses	27,510	31,865	113,636	122,008
General and administrative expenses	8,306	2,367	23,894	32,805
Technical management fees	2,171	2,274	8,932	8,961
Nonvested stock amortization expenses	6,168	5,463	20,680	42,136
Depreciation and amortization	18,178	20,623	76,330	79,556
Other operating income	(777)	-	(960)	-
Impairment of vessel assets	-	4,497	69,278	39,893
(Gain) loss on sale of vessels	(3,632)	-	(3,555)	1,210
Total operating expenses	61,919	72,570	321,462	346,826

Operating loss	(18,034)	(37,616)	(185,876)	(192,867)

Other (expense) income:
Impairment of investment	-	(5,342)	(2,696)	(37,877)
Other income (expense)	694	(89)	645	(796)
Interest income	61	40	204	110
Interest expense	(7,254)	(6,144)	(28,453)	(20,032)
Other expense	(6,499)	(11,535)	(30,300)	(58,595)

Loss before reorganization items, net	(24,533)	(49,151)	(216,176)	(251,462)
Reorganization items, net	(29)	(79)	(272)	(1,085)

Loss before income taxes	(24,562)	(49,230)	(216,448)	(252,547)
Income tax benefit (expense)	58	(268)	(709)	(1,821)

Net loss	(24,504)	(49,498)	(217,157)	(254,368)
Less: Net loss attributable to noncontrolling interest	-	-	-	(59,471)

Net loss attributable to Genco Shipping & Trading Limited	$(24,504)	$(49,498)	$(217,157)	$(194,897)

Net loss per share - basic	$(3.35)	$(6.86)	$(29.95)	$(29.61)

Net loss per share - diluted	$(3.35)	$(6.86)	$(29.95)	$(29.61)

Weighted average common shares outstanding - basic	7,318,452	7,217,404	7,251,231	6,583,163

Weighted average common shares outstanding - diluted	7,318,452	7,217,404	7,251,231	6,583,163

	December 31, 2016	December 31, 2015
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$169,068	$140,889
Current assets	172,605	172,529
Total assets	1,568,960	1,714,663
Current liabilities (excluding current portion of long-term debt)	23,773	28,525
Current portion of long-term debt (net of $9.4 million of unamortized debt issuance costs at December 31, 2015)	4,576	579,023
Long-term debt (net of $11.4 million of unamortized debt issuance costs at December 31, 2016)	508,444	-
Shareholders' equity	1,030,299	1,105,966

	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015

	(unaudited)
Net cash used in operating activities	$(49,982)	$(56,086)
Net cash provided by (used in) investing activities	6,873	(56,774)
Net cash provided by financing activities	55,435	150,520

	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015

	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net loss attributable to Genco Shipping & Trading Limited	$(24,504)	$(49,498)	$(217,157)	$(194,897)
+ Net interest expense	7,193	6,104	28,249	19,922
+ Income tax (benefit) expense	(58)	268	709	1,821
+ Depreciation and amortization	18,178	20,623	76,330	79,556
EBITDA(1)	$809	$(22,503)	$(111,869)	$(93,598)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GENCO CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	65	70	65	70
Average number of vessels (2)	66.7	69.9	68.8	68.6
Total ownership days for fleet (3)	6,132	6,432	25,176	25,051
Total available days for fleet (4)	5,975	6,104	24,457	23,970
Total operating days for fleet (5)	5,869	6,020	24,164	23,628
Fleet utilization (6)	98.2%	98.6%	98.8%	98.6%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$6,659	$4,711	$4,907	$5,445
Daily vessel operating expenses per vessel (8)	4,486	4,954	4,514	4,870

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies. Pursuant to the amendments entered into on April 30, 2015 for our $100 Million Term Loan Facility and our $253 Million Term Loan Facility, the definition of Consolidated EBITDA used in the financial covenants has been eliminated.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)
We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

5)
We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

6)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

7)
We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

8)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of March 1, 2017, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, three Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,782,000 dwt.

Our current fleet contains 16 groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of March 1, 2017, the average age of our current fleet was 9.3 years.

The following table reflects the employment of Genco’s fleet as of March 1, 2017:

Vessel	Year Built	Charterer	Charter Expiration(1)	Cash Daily Rate(2)

Capesize Vessels
Genco Augustus	2007	Swissmarine Services S.A.	April 2017	$7,800
Genco Tiberius	2007	Cargill International S.A.	July 2017	$10,500(3)
Genco London	2007	Swissmarine Services S.A.	April 2017	$3,250 with 50% profit sharing
Genco Titus	2007	Swissmarine Services S.A.	February 2017	$8,000(4)
Genco Constantine	2008	Swissmarine Services S.A.	April 2017	$7,800
Genco Hadrian	2008	Swissmarine Services S.A.	June 2017	98.5% of BCI/$6,100
Genco Commodus	2009	Swissmarine Asia Pte. Ltd.	April 2017	$3,250 with 50% profit sharing
Genco Maximus	2009	Swissmarine Services S.A.	March 2017	$3,250 with 50% profit sharing
Genco Claudius	2010	Swissmarine Services S.A.	April 2017	$8,000
Genco Tiger	2011	Cargill International S.A.	March 2017	$7,500(5)
Baltic Lion	2012	Swissmarine Services S.A.	April 2017	$3,250 with 50% profit sharing
Baltic Bear	2010	Swissmarine Services S.A.	April 2017	$7,000
Baltic Wolf	2010	Swissmarine Services S.A.	April 2017	$3,250 with 50% profit sharing

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	April 2017	$7,000(6)
Genco Knight	1999	Swissmarine Services S.A.	March 2017	95% of BPI
Genco Vigour	1999	Swissmarine Services S.A.	January 2017	95% of BPI(7)
Genco Surprise	1998	Cargill International S.A.	March 2017	$9,000(8)
Genco Raptor	2007	M2M Panamax Pool Ltd.	April 2017	100% of BPI
Genco Thunder	2007	Swissmarine Services S.A.	May 2017	100% of BPI

Ultramax Vessels
Baltic Hornet	2014	Swissmarine Asia Pte. Ltd.	Apr. 2017/Jun. 2018	115.5%/113.5% of BSI
Baltic Wasp	2015	Pioneer Navigation Ltd.	April 2017	$3,250 with 50% profit sharing
Baltic Scorpion	2015	Bunge S.A.	April 2017	$7,500(9)

Baltic Mantis	2015	Pioneer Navigation Ltd.	April 2017	115% of BSI

Supramax Vessels
Genco Predator	2005	Cargill International S.A.	April 2017	$9,250(10)
Genco Warrior	2005	Centurion Bulk Pte. Ltd., Singapore	April 2017	98.5% of BSI
Genco Hunter	2007	Pioneer Navigation Ltd.	June 2017	104% of BSI
Genco Cavalier	2007	Bulkhandling Handymax A/S	June 2017	Spot Pool(11)
Genco Lorraine	2009	Bulkhandling Handymax A/S	July 2017	Spot Pool(11)
Genco Loire	2009	Bulkhandling Handymax A/S	June 2017	Spot Pool(11)
Genco Aquitaine	2009	D/S Norden A/S	March 2017	$9,000(12)
Genco Ardennes	2009	Clipper Sapphire Pool	August 2017	Spot Pool(13)
Genco Auvergne	2009	Jaldhi Overseas Pte. Ltd.	March 2017	$7,750(14)
Genco Bourgogne	2010	Clipper Sapphire Pool	August 2017	Spot Pool(13)
Genco Brittany	2010	Clipper Sapphire Pool	August 2017	Spot Pool(13)
Genco Languedoc	2010	Clipper Sapphire Pool	August 2017	Spot Pool(13)
Genco Normandy	2007	Bulkhandling Handymax A/S	June 2017	Spot Pool(11)
Genco Picardy	2005	Centurion Bulk Pte. Ltd., Singapore	March 2017	98.5% of BSI
Genco Provence	2004	D/S Norden A/S	April 2017	$8,000(15)
Genco Pyrenees	2010	Clipper Sapphire Pool	August 2017	Spot Pool(13)
Genco Rhone	2011	Western Bulk Carriers A/S	March 2017	$10,750(16)
Baltic Leopard	2009	Bulkhandling Handymax A/S	June 2017	Spot Pool(11)
Baltic Panther	2009	Bulkhandling Handymax A/S	June 2017	Spot Pool(11)
Baltic Jaguar	2009	Centurion Bulk Pte. Ltd.	Mar./Jun. 2017	$6,300/$8,500(17)
Baltic Cougar	2009	Bulkhandling Handymax A/S	June 2017	Spot Pool(10)

Handymax Vessels
Genco Success	1997	TST NV, Nevis	March 2017	87.5% of BSI
Genco Prosperity	1997	TST NV, Nevis	April 2017	87.5% of BSI
Genco Muse	2001	ED&F Man Shipping Ltd.	April 2017	$7,925(18)

Handysize Vessels
Genco Progress	1999	Clipper Logger Pool	September 2017	Spot Pool(19)
Genco Explorer	1999	Clipper Logger Pool	September 2017	Spot Pool(19)
Baltic Hare	2009	Clipper Logger Pool	September 2017	Spot Pool(19)
Baltic Fox	2010	Clipper Logger Pool	September 2017	Spot Pool(19)
Genco Charger	2005	Clipper Logger Pool	September 2017	Spot Pool(19)
Genco Challenger	2003	Clipper Logger Pool	September 2017	Spot Pool(19)
Genco Champion	2006	Clipper Logger Pool	September 2017	Spot Pool(19)
Baltic Wind	2009	Integrity Bulk APS	April 2017	$3,400(20)
Baltic Cove	2010	Clipper Bulk Shipping Ltd.	July 2017	$5,750
Baltic Breeze	2010	Trammo Bulk Carriers	February 2017	103% of BHSI(21)
Genco Ocean	2010	Falcon Navigation A/S	April 2017	$8,600(22)
Genco Bay	2010	China Pacific Maritime Inc.	March 2017	$3,750(23)
Genco Avra	2011	Ultrabulk S.A.	April 2017	104% of BHSI
Genco Mare	2011	Pioneer Navigation Ltd.	July 2017	103.5% of BHSI
Genco Spirit	2011	Western Bulk Carriers A/S	March 2017	$9,250(24)

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
Time charter rates presented are the gross daily charterhire rates before third-party brokerage commission generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3)
We have reached an agreement with Cargill International S.A. on a time charter for 5 to 7.5 months at a rate of $10,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on February 27, 2017 after the completion of drydocking for scheduled maintenance. The vessel redelivered to Genco on February 14, 2017.

(4)	The vessel redelivered to Genco on February 23, 2017 and is currently in drydocking for scheduled maintenance.

(5)
We have reached an agreement with Cargill International S.A. on a time charter for approximately 35 days at a rate of $7,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on January 22, 2017.

(6)
We have reached an agreement with Cargill International S.A. on a time charter for approximately 70 days at a rate of $7,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on February 3, 2017 after repositioning. The vessel redelivered to Genco on January 30, 2017.

(7)	The vessel redelivered to Genco on January 19, 2017 and is currently awaiting next employment after completing drydocking for scheduled maintenance.
(8)
We have reached an agreement with Cargill International S.A. on a time charter for approximately 55 days at a rate of $9,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on January 4, 2017 after repositioning. A ballast bonus was awarded after the repositioning period. The vessel redelivered to Genco on November 25, 2016.

(9)
We have reached an agreement with Bunge S.A. on a time charter for 3.5 to 7 months at a rate of $7,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on December 6, 2016.

(10)
We have reached an agreement with Cargill International S.A. on a time charter for approximately 40 days at a rate of $9,250 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel is expected to deliver to charterers on or about March 10, 2017 after repositioning. The vessel redelivered to Genco on February 23, 2017.

(11)
We have reached an agreement to enter these vessels into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. Genco can withdraw a vessel with three months’ notice.

(12)
We have reached an agreement with D/S Norden A/S on a time charter for approximately 40 days at a rate of $9,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on February 18, 2017 after repositioning. The vessel redelivered to Genco on January 21, 2017.

(13)
We have reached an agreement to enter these vessels into the Clipper Sapphire Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw a vessel with a minimum notice of six months.

(14)
We have reached an agreement with Jaldhi Overseas Pte. Ltd. on a time charter for approximately 30 days at a rate of $7,750 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel deliver to charterers on February 13, 2017.

(15)
We have reached an agreement with D/S Norden A/S on a time charter for approximately 40 days at a rate of $8,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party commission. The vessel delivered to charterers on February 25, 2017 after repositioning. The vessel redelivered to Genco on January 18, 2017.

(16)
We have reached an agreement with Western Bulk Carriers A/S on a time charter for approximately 40 days at a rate of $10,750 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on February 4, 2017 after repositioning. The vessel redelivered to Genco on December 30, 2016.

(17)
We have agreed to an extension with Centurion Bulk Pte. Ltd. on a time charter for 2.5 to 5.5 months at a rate of $8,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension is expected to begin on or about March 25, 2017.

(18)
We have reached an agreement with ED&F Man Shipping Ltd. on a time charter for 2.5 to 5.5 months at a rate of $7,925 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on November 27, 2016.

(19)
We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw the vessels with a minimum notice of six months.

(20)
We have reached an agreement with Integrity Bulk APS on a time charter for approximately 50 days at a rate of $3,400 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on February 16, 2017.

(21)	The vessel redelivered to Genco on February 21, 2017 and is currently awaiting next employment.
(22)
We have reached an agreement with Falcon Navigation A/S on a time charter for 3.5 to 6.5 months at a rate of $8,600 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on December 31, 2016.

(23)
We have reached an agreement with China Pacific Maritime Inc. on a time charter for approximately 65 days at a rate of $3,750 per day. After the initial 65 days, the hire rate will be $6,500 for the balance of the period. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on December 18, 2016 after repositioning. The vessel redelivered to Genco on December 13, 2016.

(24)
We have reached an agreement with Western Bulk Carriers A/S on a time charter for approximately 60 days at a rate of $9,250 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on January 22, 2017.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of March 1, 2017, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, three Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,782,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, March 2, 2017 at 8:30 a.m. Eastern Time to discuss its 2016 fourth quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 262-

8836 or (913) 312-0977 and enter passcode 9740251. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 9740251. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) further declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary. We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.